Exhibit 3.24
AMENDMENT TO THE ARTICLES OF INCORPORATION
OF NOVELIS DO BRASIL LTDA.
CNPJ/MF No. 60.561.800/0001–03
NIRE 35.214.430.234
Hereby:
NOVELIS INC., a company duly organized and existing pursuant to the laws of Canada, with domicile at 3800 Royal Bank Plaza, South Tower, 200 Bay Street, P.O. Box 84, Toronto, Ontario, Canada, herein duly represented by its legal representative, Mr. ANTONIO TADEU COELHO NARDOCCI, identified below;
ANTONIO TADEU COELHO NARDOCCI, Brazilian, married, engineer, holder of R.G. Identification Card No. 6.822.521 — SSP/SP, registered in the Registry of Natural Persons of the Ministry of the Treasury (CPF/MF) under No. 012.050.108-23, resident of and domiciled in the Capital of the State of São Paulo, with offices at Avenida das Nações Unidas No. 12,551, 15o Andar, Torre Empresarial World Trade Center of São Paulo, Brooklin Novo, CEP 04578-000,
and members representing all of the capital stock of NOVELIS DO BRASIL LTDA., a limited company, with corporate domicile in the Capital of the State of São Paulo, at Avenida das Nações Unidas No. 12,551, 15o Andar, Torre Empresarial World Trade Center of São Paulo, Brooklin Novo, CEP 04578-000, registered in the National Registry of Legal Persons of the Ministry of the Treasury (CNPJ/MF) under No. 60.561.800/0001-03, with its articles of incorporation filed with the Board of Trade of the State of São Paulo under NIRE 35.214.430.234, in a meeting on May 13, 1997, and previous corporate amendment recorded with the same body under No. 1303648/07-6, in a session on August 28, 2007, have jointly agreed and contracted to change the Articles of Incorporation of the Company pursuant to the following terms and conditions:

1.	Affiliates or Establishments
1.1	Through the 1st Meeting of Members, held on 02/11/2008 and registered with the Board of Trade of the State of São Paulo under No. 0.268.415/08—0, in a session on April 24, 2008, the Company resolved to authorize the removal of the Administrative Office located at Av. do Contorno No. 8,000, Suite 702, Belo Horizonte — MG, registered in the CNPJ/MF under No. 60.561.800/0013—47 and with NIRE No. 3190167769-3.

1.2	Through the 2nd Meeting of Members, held on 08/04/2008 and registered with the Board of Trade of the State of São Paulo under No. 271.942/08—3, in a session on August 19, 2008, the Company approved the opening of an Administrative Office for the energy department, located at Avenida do Contorno No. 8,000, Suite 802, Bairro Santo Agostinho, in Belo Horizonte — MG.

1.3	Thus, the paragraph of Article 2nd of its Articles of Incorporation now read as follow:
Paragraph — In addition to its headquarters address described in the caput, the Company has on this date affiliates or establishments at the following addresses, with the following registrations in the CNPJ/MF: Rua Felipe Camarão, 414, Santo André — SP — CNPJ/MF No. 60.561.800/0002—94; Avenida Américo René Gianetti, s/n, Ouro Preto — MF — CNPJ/MF No. 60.561.800/0030—48; Fazenda Usina da Brecha, Guaraciaba — MG — CNPJ/MF No. 60.561.800/0032—00; Fazenda Usina do Salto, Ouro Preto — MG — CNPJ/MF No. 60.561.800/0033—90; Avenida Buriti, no. 1.087, Pindamonhangaba — SP — CNPJ/MF No. 60.561.800/0041—09; Estrada do Brito, s/n, Ponte Nova — MG — CNPJ/MF No. 60.561.800/0051—72; Via das Torres, s/n, Candeias — BA — CNPJ/MF No. 60.561.800/ 0086—00; Jazida Monjolo, s/n Distrito de Padre Viegas, Mariana MG — CNPJ/MF No. 60.561.800/0105—08; Jazida Fazenda do Lopes, s/n, Caeté — MG — CNPJ/MF No. 60.561.800/0106—80; Mina Serra do Maquiné, s/n,Caeté — MG — CNPJ/MF No. 60.561.800/0107—61; Fazenda Gandarela e Mato Grosso,

s/n, Distrito de Conceição do Rio Acima, Santa Bárbara — MG — CNPJ/MF No. 60.561.800/0108—42; Depósito de Bauxita Acuruí, s/n, Itabirito — MG CNPJ/ MF No. 60.561.800/0109—23; Mina Galo, s/n, Distrito de Cafarnaum, Faria Lemos — MG — CNPJ/MF No. 60.561.800/0110—67; Estrada de Miguel Rodrigues a Barroca, s/n Cachoeira do Brumado, Município de Mariana — MG — CNPJ/MF no. 60.561.800/0005—37; Fazenda da Vargem, Municipalidade de Santa Bárbara — MG — CNPJ/MF No. 60.561.800/0006—18; Fazenda Usina de Furquim, Município de Mariana — MG — CNPJ/MF No. 60.561.800/0008—80; Via Matoin, s/n, Aratu, Município de Candeias — BA — CNPJ/MF No. 60.561.800/0088—64; Estrada de acesso à Serra de Antonio Pereira, Município de Ouro Preto — MG — CNPJ/MF No. 60.561.800/0010—02; Mina Lagoa Seca, Estrada de Acesso à Mina Lagoa Seca, s/n, District of Acuruí, Município de Itabirito — MG — CNPJ/MF 60.561.800/0012—66 and Avenida do Contorno, No. 8.000, suite 802, Bairro Santo Agostinho, Belo Horizonte — MG.
2.	Administration
     2.1 The members resolve to change the management structure of the Company, with it now being administered and represented by a President of Corporate Affairs, an Executive President, and a Finance Director.
     2.2 The Presidents shall use the name President, followed or not by the expression identifying their main area of action in the Company, respectively, President of Corporate Affairs and Executive President.
     2.3 In virtue of the changes above, the members resolve to change Article 6th of the Company’s Articles of Incorporation, which shall now have the following wording:
Article 6th — The Company shall be administered and represented by at least one of the three Administrators, two of whom are Presidents and one a Finance Director, who shall be residents of the Country, shareholders or not, named by all members, or even by one or more agents named for such purpose. The Presidents shall use the title of President, followed or not by the expression identifying their main area of action in the Company, respectively, President of Corporate Affairs and Executive President.
Paragraph First — The acts listed below shall be performed in the following order: (i) by any of the Presidents; (ii) by the Finance Director; (iii) by the agent or agents named pursuant to the caput.
a) acquisition, alienation, or encumbrance of any chattels or real properties, as well as rights related thereto;
b) naming, hiring, contracting, suspension, and dismissal of employees and managers of the Company, determining functions, compensation, and other conditions under which their services shall be provided;
c) setting the general and administrative expenditures of the Company;
d) opening, transacting in, and closing bank checking accounts, regardless of the amount involved;
e) deciding on the use or investment of all available funds owned by the Company;
f) taking out loans, granting any guaranties to creditors, real or personal, on the assets and rights of the Company;
g) issuing, signing, accepting, endorsing, and negotiating checks, bills of exchange, promissory notes, as well as other negotiable instruments of any nature;
h) obtaining, controlling, and disposing of raw materials and supplies of any nature, being thus authorized to sign agreements, statements, letters of intent, and any other document necessary to perform those transactions;

i) signing contracts of any nature for the sale of the products produced by the Company, being thus authorized to take all measures necessary for sales, in domestic and foreign markets, signing any statements, forms, and/or other documents required for such transactions;
j) signing contracts of any nature for the acquisition of any products, being thus authorized to take all measures necessary for purchases, in domestic and foreign markets, signing any statements, forms, and/or other documents required for those transactions;
l) granting powers of attorney to attorneys, to represent the Company judicially or extrajudicially, with powers to subrogate, settle, and make agreements;
m) contracting, altering, and canceling insurance which covers risks of any nature;
n) convening and presiding over General Meetings;
o) acquiring interests in the capital of other companies; and
p) other acts of administration, even if not expressly indicated above.
Paragraph Second — Any of the Presidents, or the Finance Director, or the agent or agents named pursuant to the caput, are responsible for representing the Company before any Federal, State, and Municipal public departments, Autarchies, Boards of Trade, Employee Unions and Employer Associations, consumer protection bodies, public service companies and any other bodies of Direct and Indirect Public Administration.

Paragraph Third — The Administrators elected, upon taking office, shall declare, under penalty of law, that they have not been convicted of any crime whose penalty prohibits the exercise of the administration of the Company, under the terms stipulated in Article 1,011, paragraph 1st of the Civil Code.
Paragraph Fourth — The powers of the Administrators shall be determined by the owners of shares corresponding to at least 75% (seventy-five percent) of the capital stock.
     2.4 The members further resolve to change Articles 8th and 9th of the Company’s Articles of Incorporation, which shall now apply with the following wording:
Article 8th — Without prejudice to the precepts of Article 9th, the Presidents, the Finance Director, and the agents cited in Article 6th shall have joint and several powers of attorney to grant powers of attorney on behalf of the Company to third parties, with specific powers to execute the acts cited in Paragraphs First and Second of Article 6th, above.
Paragraph First — Except for “ad judicia” powers of attorney, the powers of attorney cited in the caput of this Article shall have an effective period of up to 1 (one) year.
Paragraph Second — The powers of attorney cited in the caput of this Article may be subrogated, with or without reservation of equal powers of attorney, to third parties, unless there is an express prohibition thereof.
Article 9th — If a vacancy, absence, or impediment of one of the Presidents occurs, he will be substituted by the other President. If a vacancy, absence, or impediment of the two Presidents occurs, they shall be substituted by the Finance Director. If a vacancy, absence, or impediment of the two Presidents and the Finance Director occurs, they will be substituted by the agent or agents cited in the caput of Article 6th, until the vacancy is filled, or the absence or impediment of any of the aforementioned ceases.

5.	Consolidation and Ratification of the Articles of Incorporation
     5.1 The members resolve to ratify all the other clauses of the Company’s articles of incorporation, which remain unaltered by this instrument.
     5.2 In virtue of the aforementioned alterations, the members resolve to consolidate the Company’s articles of incorporation, which shall come to have the following new wording:
“ARTICLES OF INCORPORATION
Chapter I — Company Name, Domicile, Corporate Objective, and Duration
Article 1st — The limited company established under the business name Novelis do Brasil Ltda. is governed by the precepts of these articles and by the precepts stipulated in Articles 1042 to 1087 of Law 10,406, of January 10, 2002, and supplementarily by the precepts stipulated in Articles 997 to 1,038 of the same Law 10,406, of January 10, 2002, and further by Law 6,404, of December 15, 1976, as subsequently amended, having been transformed into a limited company by virtue of the Regular and Special Meetings held on April 24, 1997.
Article 2nd — The Company has its domicile and forum in the Capital of the State of São Paulo, at Avenida das Nações Unidas, 12,551, 15o Andar, Torre Empresarial World Trade Center de São Paulo, Brooklin Novo, which premises are registered in the CNPJ/MF under NO. 60.561.800/0001—03, where its administrative office operates and where management of the Company is undertaken, and it may open affiliates, agencies, or representative offices in any location within the Country or abroad.
Paragraph — Beyond its headquarters address described in the caput, the Company has on this date affiliates or establishments at the following addresses, with the following registrations in the CNPJ/MF: Rua Felipe Camarão, 414, Santo André — SP — CNPJ/MF No. 60.561.800/0002—94; Avenida Américo René Gianetti, s/n, Ouro Preto — MF — CNPJ/MF No. 60.561.800/0030—48; Fazenda Usina da Brecha, Guaraciaba — MG — CNPJ/MF No. 60.561.800/0032—00; Fazenda Usina do Salto, Ouro Preto —

MG — CNPJ/MF No. 60.561.800/0033—90; Avenida Buriti, no 1.087, Pindamonhangaba — SP — CNPJ/MF No. 60.561.800/0041—09; Estrada do Brito, s/n, Ponte Nova — MG — CNPJ/MF No. 60.561.800/0051—72; Via das Torres, s/n, Candeias — BA — CNPJ/MF No. 60.561.800/ 0086—00; Jazida Monjolo, s/n, Distrito de Padre Viegas, Mariana MG — CNPJ/MF No. 60.561.800/0105—08; Jazida Fazenda do Lopes, s/n, Caeté — MG — CNPJ/MF No. 60.561.800/0106—80; Mina Serra do Maquiné, s/n, Caeté — MG — CNPJ/MF No. 60.561.800/0107—61; Fazenda Gandarela e Mato Grosso, s/n, District of Conceição do Rio Acima, Santa Bárbara — MG — CNPJ/MF No. 60.561.800/0108—42; Depósito de Bauxita Acuruí, s/n, Itabirito — MG CNPJ/ MF No. 60.561.800/0109—23; Mina Galo, s/n Distrito de Cafarnaum, Faria Lemos — MG — CNPJ/MF No. 60.561.800/0110—67; Estrada de Miguel Rodrigues to Barroca, s/n, Cachoeira do Brumado, Município de Mariana — MG — CNPJ/MF no. 60.561.800/0005—37; Fazenda da Vargem, Município de Santa Bárbara — MG — CNPJ/MF No. 60.561.800/0006—18; Fazenda Usina de Furquim, Município de Mariana — MG — CNPJ/MF No. 60.561.800/0008—80; Via Matoin, s/n , Aratu, Município de Candeias — BA — CNPJ/MF No. 60.561.800/0088—64; Estrada de acesso à Serra de Antonio Pereira, Município de Ouro Preto — MG — CNPJ/MF No. 60.561.800/0010—02; Mina Lagoa Seca, Estrada de Acesso à Mina Lagoa Seca, s/n , Distrito de Acuruí, Município de Itabirito — MG — CNPJ/MF 60.561.800/0012—66 and Avenida do Contorno, No. 8.000, suite 802, Bairro Santo Agostinho, Belo Horizonte — MG.
Article 3rd — The objective of the Company is: a) to produce, transform, purchase, sell, import, and export, on its own behalf or on that of third parties, aluminum and any and all metals and materials, chemical, electrochemical, electrometallurgical or metallurgical products, as well as to engage in the industry and trade of such products, subproducts, and derivatives; b) to produce, manufacture, sell, import, export, on its own behalf or in that of third parties, packaging in general, of aluminum and other materials, associated or not, for any purposes; c) to manufacture, purchase, sell, import, and export materials, machines, equipment, tools, pieces and accessories, on its own behalf or that of third parties; d) to represent national or foreign companies; e) to participate in other companies as a member, shareholder, or unit holder, undertaking all the acts convenient for the protection and development of such participations; f) to generate and distribute electricity for its own consumption or sale, in whole or in part, by building and maintaining plants and the facilities thereof, through a concession or authorization from the competent authorities; g) to promote and exploit, on its own behalf or that of third parties, the business and research activities and mining of any and all substances, as well as the transportation, processing, refining, transformation, and any other industrial process to profit from products resulting from mining activities.
Article 4th— The term of duration of the Company is indeterminate, its activities having commenced on December 31, 1940.
Chapter II — Capital Stock and Units of Capital
Article 5th — The capital stock of the Company is R$ 120,131,000.00 (one hundred and twenty million, one hundred and thirty-one thousand reais) divided into 120,131,000 (one hundred and twenty million one hundred and thirty-one thousand) equal units of capital, with a par value of R$ 1.00 (one real) each, fully subscribed to and integrated, in national currency and assets, and distributed between the members as follows:

Member	Units of Capital	Value (R$)
NOVELIS INC.	120,130,999	120,130,999.00
ANTONIO TADEU COELHO NARDOCCI	1	1.00

Total	120,131,000	120,131,000.00
Paragraph First — The liability of each member is, pursuant to the law, restricted to the value of his units of capital, but all are jointly and severally liable for paying for paying in for the capital stock.

Paragraph Second — The 120,130,999 (one hundred and twenty million, one hundred and thirty thousand, nine hundred and ninety-nine) units of capital, representing the capital stock of the Company, owned by the member Novelis Inc., identified above, are pledged to LaSalle Business Credit, LLC and UBS AG Stamford Branch, under the terms of the following agreements: (i) “Quota Pledge Agreement,” entered into by and between the Company, Novelis Inc., and LaSalle Business Credit, LLC, on July 6, 2007; and (ii) “Quota Pledge Agreement,” entered into by and between the Company, Novelis Inc., and UBS AG Stamford Branch, on July 6, 2007.
Paragraph Third — The 120,130,999 (one hundred and twenty million, one hundred and thirty thousand, nine hundred and ninety-nine) units of capital shall remain pledged during the term of the agreements cited in items (i) and (ii) of Paragraph Second of this Clause.
Paragraph Fourth — The units of capital pledged shall grant Novelis, Inc., identified above, sole and exclusively ownership of the right to vote and receive dividends on such units of capital.
Paragraph Fifth — The exercise of the right to vote by Novelis Inc., identified above, shall be independent of the consent of LaSalle Business Credit, LLC, or of UBS AG Stamford Branch, identified above, in their capacities as secured creditors.
Chapter III — Administration
Article 6th — The Company shall be administered and represented by at least one of the three Administrators, two of whom are Presidents and one Finance Director, who shall be residents of the Country, shareholders or not, named by all members, or even by one or more agents named for such purpose. The Presidents shall use the title of President, followed or not by the expression identifying their main area of action in the Company, respectively, President of Corporate Affairs and Executive President.

Paragraph First — The acts listed below shall be performed in the following order: (i) by any of the Presidents; (ii) by the Finance Director; (iii) by the agent or agents named pursuant to the caput.
a) acquisition, alienation, or encumbrance of any chattels or real properties, as well as rights related thereto;
b) naming, hiring, contracting, suspension, and dismissal of employees and managers of the Company, determining functions, compensation, and other conditions under which their services shall be provided;
c) setting the general and administrative expenditures of the Company;
d) opening, transacting in, and closing bank checking accounts, regardless of the amount involved;
e) deciding on the use or investment of all available funds owned by the Company;
f) taking out loans, granting any guaranties to creditors, real or personal, on the assets and rights of the Company;
g) issuing, signing, accepting, endorsing, and negotiating checks, bills of exchange, promissory notes, as well as other negotiable instruments of any nature;
h) obtaining, controlling, and disposing of raw materials and supplies of any nature, being thus authorized to sign agreements, statements, letters of intent, and any other document necessary to perform those transactions;
i) signing contracts of any nature for the sale of the products produced by the Company, being thus authorized to take all measures necessary for sales, in domestic and foreign markets, signing any statements, forms, and/or other documents required for such transactions;

j) signing contracts of any nature for the acquisition of any products, being thus authorized to take all measures necessary for purchases, in domestic and foreign markets, signing any statements, forms, and/or other documents required for those transactions;
l) granting powers of attorney to attorneys, to represent the Company judicially or extrajudicially, with powers to subrogate, settle, and make agreements;
m) contracting, altering, and canceling insurance which covers risks of any nature;
n) convening and presiding over General Meetings;
o) acquiring interests in the capital of other companies; and
p) other acts of administration, even if not expressly indicated above.
Paragraph Second — Any of the Presidents, or the Finance Director, or the agent or agents named pursuant to the caput, are responsible for representing the Company before any Federal, State, and Municipal public departments, Autarchies, Boards of Trade, Employee Unions and Employer Associations, consumer protection bodies, public service companies and any other bodies of Direct and Indirect Public Administration.
Paragraph Third — The Administrators elected, upon taking office, shall declare, under penalty of law, that they have not been convicted of any crime whose penalty prohibits the exercise of the administration of the Company, under the terms stipulated in Article 1,011, paragraph 1st of the Civil Code.
Paragraph Fourth — The powers of the Administrators shall be determined by the owners of units of capital corresponding to at least 75% (seventy-five percent) of the capital stock.

Article 7th — The term of office of Administrators shall be 1 (one) year, calculated from the date of the decision to name them, through the date of the next decision, reelection being possible.
Article 8th — Without prejudice to the precepts of Article 9th, the Presidents, the Finance Director, and the agents cited in Article 6th shall have joint and several powers of attorney to grant powers of attorney on behalf of the Company to third parties, with specific powers of attorney to execute the acts cited in Paragraphs First and Second of Article 6th, above.
Paragraph First — Except for “ad judicia” powers of attorney, the powers of attorney cited in the caput of this Article shall have an effective period of up to 1 (one) year.
Paragraph Second — The powers of attorney cited in the caput of this Article may be subrogated, with or without reservation of equal powers of attorney, to third parties, unless there is an express prohibition thereof.
Article 9th — If a vacancy, absence, or impediment of one of the Presidents occurs, he will be substituted by the other President. If a vacancy, absence, or impediment of the two Presidents occurs, they shall be substituted by the Finance Director. If a vacancy, absence, or impediment of the two Presidents and the Finance Director occurs, they will be substituted by the agent or agents cited in the caput of Article 6th, until the vacancy is filled, the absence or impediment of any of the aforementioned ceases.
Article 10 — Any act by any of the administrators, agents, or officials of the Company, which implies an obligation or liability alien to the corporate objective of the Company, is expressly prohibited, and shall be null and void.

Chapter IV — Meetings of Members
Article 11 — The Regular Meeting of Members shall be held annually, within the first four months after the end of the corporate fiscal year, in order to decide on the election of the administrators, as well as to receive the reports from the administrators, to decide on the balance sheet and profit and loss statement, as well as to deal with other matters in the interest of the Company.
Article 12 — Corporate decisions shall be made in a Meeting of Members, the Minutes of Resolutions and Instruments Amending the Articles of Incorporation signed by the members participating in the Meeting being valid for recording and other legal effects when signed by such members as participate in the Meeting sufficient for the validity of the decisions, but without prejudice to such as wish to sign them, in the presence of two witnesses, the first copy being recorded in the Public Registry of Business Companies and the second copy filed at the domicile of the Company together with the record of the filing, the following being expressly waived: (i) filing in the Commercial Registry of Minutes of Meetings not designed to produce effects to third parties; and (ii) the opening of a minutes book.
Paragraph First — The designation of nonmember administrators when the capital stock is not fully paid in depends on a unanimous decision by the members.
Paragraph Second — The following depend on a decision of members holding units of capital corresponding to at least 75% (seventy-five percent) of the capital stock: (i) a change to the articles of incorporation; (ii) transformation, incorporation, merger, dissolution, liquidation, or cessation of the state of liquidation of the Company; (iii) the removal of the administrator; (iv) the decision on the compensation of the administrators; (v) a request for bankruptcy or insolvency of the Company; (vi) the assignment of units of capital to third parties; (vii) approval of Management’s reports; (viii) the naming and removal of liquidators and the judgment of their reports; and (ix) the naming of nonmember administrator when the capital stock is fully paid in, or the indication of member administrators.

Paragraph Third — Votes in corporate decisions shall be counted in accordance with the number of each member’s shares.
Article 13 — Meetings of Members shall be convened by the administrators, or by members when the administrators delay in convening for more than 60 (sixty) days.
Paragraph First — Notification for the Meeting shall be made through internal correspondence, email, or fax, which shall include the place, day, and time of the Meeting, as well as the matters to be discussed, the publication of the notification in a newspaper being expressly waived.
Paragraph Second — The attendance of all members, or their statement that they are aware of the place, date, time, and order of the day, shall obviate prior notification.
Paragraph Third — A Meeting of Members becomes dispensable when all the members decide, in writing, on the matter which will be the subject of the Meeting.
Chapter V — Corporate Fiscal Year, Financial Statements, and Dividends
Article 14 — The corporate fiscal year commences on January 1 and ends on December 31 of the same year.
Article 15 — At the end of each fiscal year, the balance sheet and the accumulated profit and loss statement, the statement of results for the fiscal year and the statement of the origins and applications of funds shall be prepared, based on the Company’s corporate books and current law, submitting them thereafter for approval by the Members.
Paragraph First — The net profit calculated in each fiscal year shall have the application determined by the Members. The distribution shall always be in proportion to shares held.

Paragraph Second — At the end of each 6-month period the semiannual balance sheet shall be issued, and the members may decide on an interim dividend against the profit calculated on that balance sheet.
Paragraph Third — The members may also declare intermediary dividends against the accumulated profit or retained earnings on the last annual or semiannual balance sheet.
Paragraph Fourth — The Company may also issue a balance sheet in shorter periods, it being incumbent upon the members to decide on the distribution of the profit obtained on those balance sheets or incorporate them into the capital, pursuant to the percepts of Paragraph First of Article 204 of Law No. 6,404, of December 15, 1976.
Chapter VI — General Precepts
Article 16 — The Company shall enter into liquidation in legal cases, and the method of liquidation and the liquidator shall be determined unanimously by the members in a Meeting of Members.
Article 17 — Under the terms stipulated in Art. 1,085 of Law 10,406 of January 10, 2002, a member may be terminated from the Company for Just Cause through a decision by members holding units of capital representing the majority of the capital stock, in a Meeting of Members especially convened to that end, notifying the member to be terminated within a maximum period of 15 (fifteen) days before the date of the Meeting.
Paragraph First — For the effects of the stipulations of this Article, Just Cause shall be defined as: (i) performing acts of undeniable gravity; (ii) jeopardizing the existence or continuity of the Company; (iii) performing a business activity competing with the Company; (iv) associating with or establishing a company in the same line of business as the Company, but which does not belong to its economic group; (v) being dismissed for just cause by the Company, if an employee thereof; (vi) being convicted of a bankruptcy crime, prevarication, bribery or subornation, graft, embezzlement; or against the popular economy, against the national financial system, against antitrust law, against consumer relations, public authority, or property.
Article 18 — The death of any member shall not dissolve the Company, but rather the units of capital appertaining to him shall return to the capital of the majority shareholder which, based on the last balance sheet of the Company, shall pay the estate, and, third-party shareholders may be admitted at the discretion of the remaining members.
Article 19 — For all matters derived from this agreement, the forum of São Paulo, Capital, is hereafter chosen, to the exclusion of all others.
The parties sign this instrument in 3 (three) copies of the same tenor and form, in the presence of 2 (two) witnesses.
Sao Paulo, August 20, 2008.

/s/ Antonio Tadeu Coelho Nardocci		/s/ Antonio Tadeu Coelho Nardocci
NOVELIS INC.		Antonio Tadeu Coelho Nardocci
by: Antonio Tadeu Coelho Nardocci

Witnesses:

1. /s/ Carina Cunto Ruiz	2.	/s/ Lazara Damaris Baltazar Carvalho
Name: Carina Cunto Ruiz		Name: Lazara Damaris Baltazar Carvalho
RG: 29.144.663-2 SSP/SP		RG: 17.539.112-9 SSP/SP

[stamp:] [seal]	department of the treasury
board of trade of the state
of sao paulo
certificate of record		/s/ Silva F. Correa jucesp
under number		silva f. correa
317.164/08-9		secretary general